Exhibit 2.1


                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                               BARRICK-GNL, LLC,

                                   AS BUYER

                         POSTER FINANCIAL GROUP, INC.,

                                   AS SELLER

                                      AND

                                  GNL, CORP.

                               NOVEMBER 8, 2004

                               TABLE OF CONTENTS


1. DEFINITIONS .............................................................5

2. PURCHASE AND SALE OF TARGET SHARES.......................................5

     2.1 BASIC TRANSACTION..................................................5

     2.2 PURCHASE PRICE.....................................................5

     2.3 ESTIMATED PURCHASE PRICE...........................................5

     2.4 POST-CLOSING WORKING CAPITAL ADJUSTMENT PROCEDURES ................5

     2.5 POST-CLOSING WORKING CAPITAL ADJUSTMENT............................6

     2.6 DEPOSIT............................................................6

     2.7 PURCHASE PRICE ALLOCATION..........................................6

3. REPRESENTATIONS AND WARRANTIES OF SELLER AND TARGET......................7

     3.1 ORGANIZATION OF SELLER.............................................7

     3.2 AUTHORIZATION OF TRANSACTION BY SELLER.............................7

     3.3 NONCONTRAVENTION - SELLER..........................................7

     3.4 BROKERS' FEES......................................................8

     3.5 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER OF TARGET ........8

     3.6 CAPITALIZATION OF TARGET...........................................8

     3.7 TARGET SHARES......................................................8

     3.8 NONCONTRAVENTION - TARGET..........................................8

     3.9 FINANCIAL STATEMENTS...............................................9

     3.10 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END..................9

     3.11 UNDISCLOSED LIABILITIES..........................................11

     3.12 LEGAL COMPLIANCE.................................................11

     3.13 TAX MATTERS......................................................12

     3.14 TITLE TO ASSETS..................................................13

     3.15 REAL PROPERTY....................................................13

     3.16 INTELLECTUAL PROPERTY............................................14

     3.17 TANGIBLE ASSETS..................................................16

     3.18 INVENTORY AND SUPPLIES...........................................16

     3.19 CONTRACTS........................................................16

     3.20 NOTES AND ACCOUNTS RECEIVABLE....................................18

     3.21 POWERS OF ATTORNEY...............................................18

     3.22 INSURANCE........................................................18

     3.23 LITIGATION.......................................................18

     3.24 EMPLOYEES........................................................19

     3.25 EMPLOYEE BENEFITS................................................19

     3.26 GUARANTIES.......................................................21

     3.27 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS .......................21

     3.28 REWARD PROGRAMS..................................................22

     3.29 SUPPLIERS........................................................22

     3.30 CERTAIN BUSINESS RELATIONSHIPS...................................23

     3.31 SUFFICIENCY OF ASSETS............................................23

     3.32 DISCLOSURE.......................................................23

4. REPRESENTATIONS AND WARRANTIES OF BUYER.................................23

     4.1 ORGANIZATION OF BUYER.............................................23

     4.2 AUTHORIZATION OF TRANSACTION......................................23

     4.3 NONCONTRAVENTION..................................................24

     4.4 BROKERS' FEES.....................................................24

     4.5 FINANCING.........................................................24

     4.6 LICENSING.........................................................24

     4.7 LITIGATION........................................................24

     4.8 INVESTMENT INTENT.................................................25

5. PRE-CLOSING COVENANTS...................................................25

     5.1 GENERAL...........................................................25

     5.2 NOTICES AND CONSENTS..............................................25

     5.3 OPERATION OF BUSINESS.............................................25

     5.4 PRESERVATION OF BUSINESS..........................................25

     5.5 FULL ACCESS.......................................................25

     5.6 CONFIDENTIAL AGREEMENTS...........................................25

     5.7 NOTICE OF DEVELOPMENTS............................................25

     5.8 EXCLUSIVITY.......................................................26

     5.9 CONFIDENTIALITY...................................................26

     5.10 BULLHEAD, ARIZONA FACILITY.......................................26

     5.11 AMENDMENTS, RELEASES AND TERMINATIONS............................26

     5.12 SELLER MASTER AGREEMENTS AND OTHER SHARED AGREEMENTS ............26

     5.13 DISCLOSURE SCHEDULE UPDATES......................................27

     5.14 LICENSE AGREEMENT, TRANSITION SERVICES AGREEMENT AND
          EMPLOYEE/BENEFITS TRANSITION.....................................27

     5.15 GOVERNMENTAL APPROVALS...........................................27

     5.16 PUBLICITY........................................................28

6. POST-CLOSING COVENANTS..................................................28

     6.1 GENERAL...........................................................28

     6.2 LITIGATION SUPPORT................................................28

     6.3 INSURANCE MATTERS; D&O INDEMNITIES................................29

     6.4 TRANSITION........................................................30

     6.5 CONFIDENTIALITY...................................................30

     6.6 COVENANT NOT TO COMPETE...........................................30

     6.7 NONSOLICITATION...................................................30

7. CONDITIONS TO OBLIGATION TO CLOSE.......................................31

     7.1 CONDITIONS TO OBLIGATION OF BUYER.................................31

     7.2 CONDITIONS TO OBLIGATION OF SELLER................................31

8. CLOSING.................................................................32

     8.1 THE CLOSING.......................................................32

     8.2 ACTIONS TAKEN AT CLOSING..........................................32

     8.3 DELIVERIES AT THE CLOSING.........................................32

9. REMEDIES FOR BREACHES OF THIS AGREEMENT.................................34

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................34

     9.2 WAIVER OF CLAIMS AGAINST TARGET...................................34

     9.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER...................34

     9.4 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER..................34

     9.5 LIMITS ON INDEMNIFICATION.........................................35

     9.6 MATTERS INVOLVING THIRD PARTIES...................................35

10. TAX MATTERS............................................................36

     10.1 TRANSFER TAXES...................................................36

     10.2 COOPERATION......................................................36

     10.3 WAGE REPORTING...................................................37

11. TERMINATION............................................................37

     11.1 TERMINATION OF AGREEMENT.........................................37

     11.2 EFFECT OF TERMINATION............................................38

12. MISCELLANEOUS..........................................................38

     12.1 NO THIRD-PARTY BENEFICIARIES.....................................38

     12.2 ENTIRE AGREEMENT.................................................38

     12.3 SUCCESSION AND ASSIGNMENT........................................38

     12.4 COUNTERPARTY.....................................................38

     12.5 HEADINGS.........................................................38

     12.6 NOTICES..........................................................39

     12.7 GOVERNING LAW....................................................39

     12.8 AMENDMENTS AND WAIVERS...........................................39

     12.9 SEVERABILITY.....................................................39

     12.10 EXPENSES........................................................40

     12.11 CONSTRUCTION....................................................40

     12.12 INCORPORATION OF EXHIBITS AND SCHEDULES.........................40

     12.13 SUBMISSION TO JURISDICTION......................................40

EXHIBITS
--------

Exhibit A     Defined Terms
Exhibit B     Escrow Agreement
Exhibit C     License Agreement
Exhibit D     Sample Working Capital and Methodology
Exhibit E     Transition Services Agreement

DISCLOSURE SCHEDULES
--------------------

Schedule 3.2          Authorization of Transaction by Seller
Schedule 3.3          Noncontravention - Seller
Schedule 3.5          Organization, Qualification and Corporate Power of Target
Schedule 3.6          Capitalization - Target
Schedule 3.7          Target Shares
Schedule 3.8          Noncontravention - Target
Schedule 3.9          Financial Statements
Schedule 3.10         Events Subsequent to Most Recent Fiscal Year End
Schedule 3.13(a)      Tax Matters
Schedule 3.13(c)      Tax Issues
Schedule 3.14         Title to Assets
Schedule 3.15         Real Property
Schedule 3.15(a)      Real Property Exceptions
Schedule 3.15(a)(v)   Leases, Subleases, Etc.
Schedule 3.16(a)      Intellectual Property
Schedule 3.16(b)      Intellectual Property Infringement
Schedule 3.16(c)      Licensed Intellectual Property
Schedule 3.17(a)      Location of Tangible Assets
Schedule 3.17(b)      Certain Tangible Assets
Schedule 3.19(a)      Certain Contracts
Schedule 3.19(b)      Seller Master Agreements
Schedule 3.20         Notes and Accounts Receivable
Schedule 3.21         Powers of Attorney
Schedule 3.22         Insurance
Schedule 3.23         Litigation
Schedule 3.24(a)      Employees
Schedule 3.24(b)      Workers' Compensation
Schedule 3.25(a)      Employee Benefits
Schedule 3.25(c)      Multiemployer Plans
Schedule 3.26         Guarantees
Schedule 3.27(b)      Environmental Approvals
Schedule 3.27(d)      Environmental Condition Exceptions
Schedule 3.28         Reward Programs
Schedule 3.29         Suppliers
Schedule 3.30         Certain Business Relationships
Schedule 3.31         Sufficiency of Assets
Schedule 4.2          Authorization of Transaction by Buyer
Schedule 4.3          Noncontravention - Buyer
Schedule 5.11         Amendments, Releases and Terminations

                           STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of November 8, 2004, by and among BARRICK-GNL, LLC, a Nevada limited liability company ("Buyer"), POSTER FINANCIAL GROUP, INC., a Nevada corporation ("Seller"), and GNL, CORP., a Nevada corporation and a wholly-owned subsidiary of Seller ("Target"). Buyer, Seller and Target are referred to collectively herein as the "Parties."

                                  BACKGROUND

         Seller owns own all of the outstanding capital stock of Target.

         This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding capital stock of Target in return for cash.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   AGREEMENT

                                1. DEFINITIONS

         Capitalized terms used herein shall have the meaning set forth on Exhibit A hereto.

                     2. PURCHASE AND SALE OF TARGET SHARES

         2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Target Shares for the consideration specified in this Section 2.

         2.2 Purchase Price. The purchase price for the Target Shares (the "Purchase Price") shall be Thirty One Million Dollars ($31,000,000) plus the dollar value of the Closing Date Working Capital, estimated as provided in
Section 2.3 and adjusted post-Closing as provided in Section 2.4 (as adjusted post-Closing, the "Final Purchase Price"); provided, however, that if no adjustment to the Estimated Purchase Price is made pursuant to Section 2.4 post-Closing, then the Estimated Purchase Price shall be the Final Purchase Price for purposes of this Agreement.

         2.3 Estimated Purchase Price.

         (a) Not later than two (2) days prior to the Closing Date, Buyer and Seller shall prepare a statement of the estimated Closing Date Working Capital of Target (the "Estimated Working Capital"). The Estimated Working Capital shall be prepared using the Methodology, consistent with the Sample Working Capital.

         (b) The estimate of the Purchase Price for Closing (the "Estimated Purchase Price") shall be equal to Thirty One Million Dollars ($31,000,000) plus the Estimated Working Capital.

         2.4 Post-Closing Working Capital Adjustment Procedures.

         (a) Not later than sixty (60) days after the Closing Date, Buyer will prepare and deliver to Seller a statement of Working Capital as of 12:01 a.m. Laughlin, Nevada local time on the Closing Date (the "Closing Date Working Capital"), which shall be prepared using the Methodology, consistent with the Sample Working Capital and the Estimated Working Capital. Seller shall have thirty (30) days following delivery of Buyer's calculation of the Closing Date Working Capital to give Buyer written notice of any objection thereto (which notice must contain a statement of the basis of Buyer's objection). In the event that Seller does not object to Buyer's calculation of the Closing Date Working Capital, then such calculation will be used in calculating the adjustment to the Purchase Price hereunder. If Seller gives such notice of objection, then the Parties shall cooperate in good faith to resolve the issues for a period of no greater than fifteen (15) days from the date of Seller's objection. If any issues remain unresolved at the end of such fifteen
(15) day period, then the disputed issues will be submitted to the Accountants for resolution and final determination of the Closing Date Working Capital.

         (b) If the Closing Date Working Capital issues in dispute are submitted to the Accountants for resolution and final determination: (i) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may reasonably request and are available to that Party or its accountants; (ii) each Party will be afforded the opportunity to present to the Accountants any material relating to such determination, and to discuss such determination with the Accountants; (iii) the Accountants will be instructed to use all reasonable efforts to complete their review and determination within thirty (30) days of submission of the dispute by Buyer and Seller; (iv) each of Buyer and Seller will, and will instruct their accounts, employees and advisors to, cooperate with each other and the Accountants in such manner as may be reasonably necessary for the Accounts to complete such review and determination within such thirty (30) day time frame; (v) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (vi) the party that is mathematically the furthest from the Accountant's final determination shall be solely responsible for the fees and costs of the Accountants in connection with such determination;

         2.5 Post-Closing Working Capital Adjustment. Within five (5) business days after any final determination of the Closing Date Working Capital under
Section 2.4:

         (a) if the Closing Date Working Capital is less than Estimated Working Capital, Seller shall deliver to Buyer, by wire transfer of immediately available funds to an account designated by Buyer in writing, the amount of such deficiency; and

         (b) if the Closing Date Working Capital is greater than Estimated Working Capital, Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated by Seller in writing, the amount of such excess.

         2.6 Deposit. On the date of this Agreement, Buyer has deposited the amount of One Million Dollars ($1,000,000) into the Escrow Account with the Escrow Agent, all pursuant to the terms and conditions of the Escrow Agreement of even date herewith by and among Buyer, Seller and the Escrow Agent, which is attached hereto as Exhibit B (the "Escrow Agreement"). Funds in the Escrow Account will be disbursed in accordance with the terms of the Escrow Agreement.

         2.7 Purchase Price Allocation. As described in Section 3.13, Target is a Qualified Subchapter S-Corporation Subsidiary (a "QSSS") under the Code and, as a result, the sale of the Target Shares will be treated as a sale of the assets of Target for federal income tax purposes. As a result, Buyer and Seller must prepare and file an allocation of the Purchase Price among the assets of Target in accordance with the provisions of Section 1060 of the Code, and the regulations promulgated thereunder. Prior to Closing, Buyer and Seller shall agree to a proforma allocation of an estimated Purchase Price, based on Target's financial statements as of mutually agreed upon fiscal month-end date of Target. Within sixty (60) days after determination of the Final Purchase Price, Buyer shall adjust such proforma allocation based on the Final Purchase Price and Target's financial statements as of the Closing Date, and shall deliver such allocation to Seller in writing. Buyer and Seller agree to use commercially reasonable efforts to agree upon both the proforma allocation of such estimated Purchase Price and the final allocation of the Final Purchase Price, and to use such final allocation in reporting the transactions contemplated by this Agreement for federal income tax purposes. In the event that Buyer and Seller fail to agree on such final allocation within thirty (30) days of Buyer's delivery of the proposed allocation to Seller, despite their commercially reasonable efforts to do so, Buyer and Seller shall submit the matter to the Accountants for determination in accordance with the dispute resolution procedures set forth in Section 2.4(b) concerning any Working Capital adjustment.

            3. REPRESENTATIONS AND WARRANTIES OF SELLER AND TARGET

         Seller and Target jointly and severally represent and warrant to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof (the "Disclosure Schedules"). Any matter disclosed in one Disclosure Schedule shall be deemed disclosed only in connection with the specific provisions of the Agreement to which it is referenced or cross-referenced. The Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         3.1 Organization of Seller. Seller is duly organized, validly existing, and in good standing under the Laws of the State of Nevada.

         3.2 Authorization of Transaction by Seller. Except as set forth on
Schedule 3.2, Seller has full corporate power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. Except as set forth on Schedule 3.2 and except for (i) Governmental Approvals relating to compliance with Gaming Laws, Gaming Licenses or Liquor Licenses,
(ii) Governmental Approvals relating to compliance with state securities Laws and (iii) Governmental Approvals as may be required under any Environmental, Health and Safety Requirements pertaining to any notification, disclosure or required approval triggered by the Closing or the transactions contemplated by this Agreement, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

         3.3 Noncontravention - Seller. Except as set forth on Schedule 3.3 and except in connection with Gaming Laws, Gaming Licenses or Liquor Licenses, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any Law or Governmental Order of any Governmental Entity to which Seller is subject. Except as set forth on Schedule 3.3, neither the execution and the delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, will violate any or any provision of Seller's charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller's assets is subject.

         3.4 Brokers' Fees. Neither Seller nor Target has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         3.5 Organization, Qualification, and Corporate Power of Target. Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada, and is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required. Target has full corporate power and authority necessary to carry on its businesses and to own and use the properties owned and used by it. Schedule 3.5 lists the current directors and officers of Target. Seller has delivered to Buyer correct and complete copies of the charter and bylaws of Target (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Target are correct and complete. Target is not in default under or in violation of any provision of its charter or bylaws. Target has no Subsidiaries.

         3.6 Capitalization of Target. The authorized capital stock of Target consists solely of 2,500 Target Shares, of which 100 Target Shares are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. Except as set forth on Schedule 3.6, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target. There are no outstanding or authorized bonds, debentures, notes or other interests or securities of Target having voting rights, or which are convertible into or exchangeable for equity securities of Target, voting or otherwise.

         3.7 Target Shares. Except as set forth on Schedule 3.7, Seller holds of record and owns beneficially all of the issued and outstanding Target Shares, free and clear of any restrictions on transfer (other than restrictions under the Gaming Laws, the Securities Act and state securities
Laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

         3.8 Noncontravention - Target. Except as set forth on Schedule 3.8, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or Governmental Order of any Governmental Entity to which Target or its assets is subject, or any provision of the charter or bylaws of Target, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth on Schedule 3.8 and except for (i) Governmental Approvals relating to compliance with Gaming Laws, Gaming Licenses or Liquor Licenses, (ii) Governmental Approvals relating to compliance with state securities Laws and (iii) Governmental Approvals as may be required under any Environmental, Health and Safety Requirements pertaining to any notification, disclosure or required approval triggered by the Closing or the transactions contemplated by this Agreement, Target is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement.

         3.9 Financial Statements. Attached to Schedule 3.9 are the following financial statements relating to Target (collectively, the "Financial Statements") (which shall be updated by Seller and Target with respect to each fiscal month end occurring between the Signing Date and the Closing Date, subject to the time needed to produce fiscal month end statements consistent with Target's past practice): (i) audited combined balance sheets and statements of operations and changes in division equity, and cash flow as of and for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 (the "Most Recent Fiscal Year End") for Target; and (ii) unaudited balance sheets as at September 30, 2004 and statements of operations and cash flow (the "Interim Financial Statements") as of and for the period from January 23, 2004, to September 30, 2004 (the date of the last fiscal month end Interim Financial Statements hereunder is the "Most Recent Fiscal Month End") for Target on a basis combined with related companies. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are true, correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material, individually or in the aggregate) and lack footnotes and other presentation items.

         3.10 Events Subsequent to Most Recent Fiscal Year End. Except as disclosed on Schedule 3.10, since the Most Recent Fiscal Year End, the business and assets of Target have been operated only in the Ordinary Course of Business, there has been no material adverse change in the assets, business, financial condition, operations or results of operations of Target, and to the Knowledge of Seller and Target, there has been no event, fact or circumstance which would reasonably be expected to have a material adverse effect on the future operation of the business of Target if conducted in the same manner as presently conducted, whether insured or not. Except as set forth on Schedule 3.10 (which shall be separated according to each of the subsections below, to the extent a Disclosure Schedule is required), and except for matters undertaken in connection with the Acquisition, since the Most Recent Fiscal Year End:

         (a) Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, in the Ordinary Course of Business;

         (b) Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

         (c) no party (including Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Target is a party or by which any of them is bound;

         (d) Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

         (e) Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

         (f) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

         (g) Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $100,000 in the aggregate;

         (h) Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

         (i) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

         (j) Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (k) there has been no change made or authorized in the charter or bylaws of any of Target;

         (l) Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

         (m) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

         (n) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $50,000, per occurrence or in the aggregate;

         (o) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

         (p) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (q) Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

         (r) Target has not adopted, amended, modified, or terminated, to any material extent any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

         (s) Target has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

         (t) Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

         (u) Target has not committed to do any of the foregoing.

         3.11 Undisclosed Liabilities. Except as disclosed on Schedule 3.16(b), Target has no Liability (and to the Knowledge of Seller and Target, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, material breach of warranty, tort, infringement, or material violation of Law) and (iii) other Liabilities which will not have a material adverse effect on the business, financial condition, operations or results of operations of Target, or on the future operation of the business of Target if conducted in the same manner as presently conducted.

         3.12 Legal Compliance. Target and its Affiliates have, and to the Knowledge of Seller and Target the predecessors of Target have, complied at all times with all applicable Laws, Governmental Approvals and Governmental Orders, including without limitation the Gaming Laws, Gaming Licenses and Liquor Licenses. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Target alleging any failure so to comply, and neither Seller nor Target has Knowledge of any such threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand. Without limiting the generality of the foregoing:

         (a) Target has and will, immediately prior to Closing have, in full force and effect, all Governmental Approvals necessary for it to own and operate its assets, properties and businesses as now conducted. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Target relating to the revocation, suspension, conditioning or failure of renewal of such Governmental Approvals, and neither Seller nor Target has Knowledge of any such threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand.

         (b) Target has maintained and will at all times prior to Closing maintain reserves for working capital, capital improvements, replacements and contingencies to the extent, and in the amounts, required by Gaming Laws, including any cash reserve requirements thereunder in the Ordinary Course of Business, consistent with past practice (so long as such Ordinary Course of Business and past practice is consistent with the minimum requirements of Law).

         (c) From and after the Acquisition Target has never, and to the Knowledge of Seller prior to the Acquisition Target has never: (i) applied for a casino, racing or other Gaming License, or a Liquor License, which was denied; (ii) experienced any revocation or failure to renew or maintain any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed (orally or in writing) that issuance or renewal of such license would be denied if applied for.

         (d) Target has delivered to Buyer, and will provide Buyer with, subject to applicable Laws, reasonable access to, copies of all correspondence with the Nevada Gaming Authorities relating to Target's compliance with the Gaming Laws and the rules and regulations of the Nevada Gaming Authorities and the terms of its Gaming License. Neither Seller nor Target has Knowledge of any threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand relating to the revocation, suspension, conditioning or failure of renewal of any such Gaming License, or relating to disciplinary action against Target or any director, officer, employee or stockholder of Target.

         (e) Seller and the respective directors, officers, employees and stockholders of Seller and Target has and will have, immediately prior to Closing, in full force and effect, all Governmental Approvals necessary for Seller to own the Target Shares. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller and the respective directors, officers, employees and stockholders of Seller and Target relating to the revocation, suspension, conditioning or failure of renewal of such Governmental Approvals, and neither Seller nor Target has Knowledge of any such threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand.

         (f) Neither Target, Seller nor any of their respective directors, officers, employees or stockholders has received any claim, demand, notice, complaint or order relating to any violation of Gaming Laws in connection with the operation of Target's businesses. There are no facts relating to the operation of Target's businesses that, if known to the Nevada Gaming Authorities, would result in the revocation, suspension, conditioning or failure of renewal of any Governmental Approvals of Target, Seller or any of their respective directors, officers, employees or stockholders.

         (g) Neither Target, Seller nor, to the Knowledge of Target and Seller, any of their respective directors, officers, employees or stockholders has made any payments to any Person in connection with Target's business or assets, which violate applicable Laws.

         3.13 Tax Matters.

         (a) Except as set forth on Schedule 3.13(a), all Tax Returns required to be filed by Target or its Affiliates, as applicable, on or prior to Closing Date have been properly completed and filed on a timely basis, and all such Tax Returns were correct and complete in all respects. All Taxes previously due and owing from or by Target (whether or not shown on any Tax Return) have been paid. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no ongoing or scheduled audits or investigations relating to any Taxes or Tax Returns of Target. Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (b) With respect to all Taxes imposed on Target by, or for which Target is or could be liable to, taxing authorities which relate to taxable periods or portions of periods ending on or before the Closing Date, all such amounts required to be paid to taxing authorities or others on or before the Closing Date have been or shall paid or adequately reflected on the Interim Financial Statements.

         (c) Except as set forth on Schedule 3.13(c), no issues have been raised (or are currently pending) by any taxing authority in connection with any Tax Return of Target, and no waivers of statutes of limitation with respect to any such Tax Returns have been given by Seller, Target or its Affiliates, as applicable, that have not expired or been revoked and no waivers of statute of limitations have been requested from Target. Since January 23, 2004, no claim has ever been made by a taxing authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither Seller nor Target expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Target either (A) claimed or raised by any taxing authority in writing or (B) as to which Seller or Target has Knowledge.

         (d) Target has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662. Target is not currently a party to any Tax allocation or sharing agreement, and all of Target's Liabilities under previous Tax allocation or sharing agreements have been fully terminated and released. Target has no Liability for the Taxes of any Person (other than Target) under GNL Stock Purchase Agreement 13 Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (e) There are no Security Interests for Taxes (other than for current Taxes not yet due and payable and taxes being contested pursuant to appropriate proceedings for which adequate reserves have been established) on any of the assets of Target.

         (f) Target is a QSSS under the Code.

         (g) Neither Seller nor Target is a person other than a United States person within the meaning of the Code.

         3.14 Title to Assets. Except as set forth on Schedule 3.14, Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on the Real Property, or shown on the Interim Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet.

         3.15 Real Property.

         (a) Schedule 3.15 lists and describes briefly all real property that Target owns, excluding the Bullhead Facility. With respect to the Real Property, except as set forth on Schedule 3.15(a):

                  (i) Target has good, marketable and indefeasible fee title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the Real Property;

                  (ii) there are no pending or, to the Knowledge of Seller and Target, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property or other matters adversely affecting the current use, occupancy, or value of the Real Property;

                  (iii) the buildings and improvements located on the Real Property are located within the boundary lines of the Real Property, are not in violation of applicable setback requirements, zoning Laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted nonconforming structure" classifications), and do not encroach on any easement which may burden the Real Property, and the Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Real Property, and the Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                  (iv) all facilities located on the Real Property have received all Governmental Approvals required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws, rules, and regulations, including without limitation as may be applicable to the operation of hotels, restaurants, casinos and businesses generally;

                  (v) except as disclosed on Schedule 3.15(a)(v) and other than those with respect to guests, customers and invitees of the hotel, casino and restaurant operations located on the Real Property in the Ordinary Course of Business, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

                  (vi) there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein;

                  (vii) other than those with respect to guests, customers and invitees of the hotel, casino and restaurant operations located on the Real Property in the Ordinary Course of Business, and other than tenants under any leases disclosed in Schedule 3.15(a)(v) who are in possession of space to which they are entitled, there are no parties other than Target in possession of the Real Property;

                  (viii) all facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with their current use and all applicable Laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the Real Property; and

                  (ix) the Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

         (b) There is no real property leased or subleased to Target in connection with the operation of its assets, properties and businesses.

         3.16 Intellectual Property.

         (a) Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of Target as presently conducted, all of which are listed and described on Schedule 3.16(a). Except with respect to the Intellectual Property which is the subject of the License Agreement (the "Excluded IP"), each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder will be owned or available for use by Target on substantially similar terms and conditions immediately subsequent to the Closing hereunder. Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

         (b) Except as set forth on Schedule 3.16(b), Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor Target have ever received or has any Knowledge of any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller and Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

         (c) Schedule 3.16(c) identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.16(c):

                  (i) the license, sublicense, agreement, or permission covering the item is the legal, valid and binding obligation of Target, and, to the Knowledge of Seller and Target (which Knowledge shall not include, for purposes of this subsection, any requirement of investigation other than an internal investigation of Seller and Target), the legal, valid and binding obligation of the other parties thereto, and is in full force and effect;

                  (ii) except with respect to the Excluded IP, the license, sublicense, agreement, or permission will continue to be legal, valid and binding obligation of Target, and, to the Knowledge of Seller and Target (which Knowledge shall not include, for purposes of this subsection, any requirement of investigation other than an internal investigation of Seller and Target), any, the legal, valid and binding obligation of the other parties thereto, and in full force and effect on substantially similar terms following the consummation of the transactions contemplated hereby;

                  (iii) except as set forth in Section 3.16(b), Target is not in breach or default the license, sublicense, agreement, or permission, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iv) no other party to the license, sublicense, agreement, or permission is in material breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                  (v) Target has not repudiated any provision of the license, sublicense, agreement, or permission;

                  (vi) to the Knowledge of Seller and Target (which Knowledge shall not include, for purposes of this subsection, any requirement of investigation other than an internal investigation of Seller and Target), no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (vii) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                  (viii) to the Knowledge of Seller and Target, the underlying items of Intellectual Property are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (ix) to the Knowledge of Seller and Target, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (x) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

         (d) With respect to all trade secrets and confidential business information included within Target's Intellectual Property, such as the "Golden Nugget Laughlin Customer Information" referenced on Schedule 3.16(a), Target has the absolute right to use such trade secrets and confidential business information, and the documentation relating to such trade secret and confidential business information is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

         (e) Use by Target of the Intellectual Property listed and described on
Schedule 3.16(a) in a manner consistent with the operation of the businesses of Target as presently conducted will not, except as disclosed on Schedule 3.16(b), interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties. Except as disclosed on Schedule 3.16(b), and to the Knowledge of Seller and Target, use by Target of the Intellectual Property listed and described on Schedule 3.16(c) does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

         3.17 Tangible Assets.

         (a) Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good and safe operating condition and repair (subject to normal wear and tear which would not negate the foregoing statement regarding condition and repair), and is suitable for the purposes for which it presently is used. Except as disclosed on Schedule 3.17(a), all such tangible assets are located at the Real Property.

         (b) Schedule 3.17(b) sets forth (i) each owned tangible asset (other than inventory and supplies) having an acquisition cost of $50,000 or greater, or which has an acquisition cost of less than $50,000 but which is material to the business and operations of Target; (ii) each leased tangible asset having a lease cost of $25,000 per year or which has a yearly lease cost of less than $25,000 but which is material to the business and operations of Target; and
(iii) each live gaming device, each electronic gaming device and each item of gaming-related equipment.

         3.18 Inventory and Supplies. Target maintains and currently possesses sufficient items of inventory and supplies for the normal operation of its business in the Ordinary Course of Business. To the Knowledge of Seller and Target, no such items of inventory and supplies are obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and as adjusted for the passage of time through the Closing Date consistent with the past practice of Target.

         3.19 Contracts.

         (a) Schedule 3.19(a) lists the following contracts and other agreements to which Target is a party (separated according to each of the subsections below, to the extent a Disclosure Schedule is required):

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum or is otherwise material to the business and operations of Target;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of inventory, commodities, supplies, products, or other personal property, or for the GNL Stock Purchase Agreement 17 furnishing or receipt of services, the performance of which will extend over a period of more than one year, involving consideration in excess of $10,000 or is otherwise material to the business and operations of Target;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which Target has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement with Seller and its Affiliates;

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, parttime, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations or results of operations of Target, or which would reasonably be expected to have a material adverse effect on the future operation of the business of Target if conducted in the same manner as presently conducted, and which is not otherwise disclosed to Buyer in a Disclosure Schedule; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 or is otherwise material to Target and which is not otherwise disclosed to Buyer in a Disclosure Schedule.

         (b) Schedule 3.19(b) identifies all corporate-level contracts and agreements of Seller or any Affiliate of Seller to which Target is a party or under which Target receives goods, services or benefits or is otherwise obligated, and under which contract or agreement Target will no longer be a party or receive goods, services, or benefits after Closing (each, a "Seller Master Agreement").

         (c) Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 3.19(a) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.19(a). With respect to each such agreement which is listed or required to be listed on Schedule 3.19(a): (i) the agreement is the legal, valid and binding obligation of Target and is in full force and effect; (ii) to the Knowledge of Seller and Target (which Knowledge shall not include, for purposes of this subsection, any requirement of investigation other than an internal investigation of Seller and Target), the agreement is the legal, valid and binding obligation of the other parties thereto; (iii) the agreement will continue to be the legal, valid and binding obligation of Target, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iv) to the Knowledge of Seller and Target (which Knowledge shall not include, for purposes of this subsection, any requirement of investigation other than an internal investigation of Seller and Target), the agreement will continue to be the legal, valid and binding obligation of the other parties thereto following the consummation of the transactions contemplated hereby; (v) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (vi) Target has not repudiated any provision of the agreement; and (vii) to the Knowledge of Seller and Target (which Knowledge shall not include, for purposes of this subsection, any requirement of investigation other than an internal investigation of Seller and Target), no other party has repudiated any provision of the agreement.

         3.20 Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past practice of Target. Schedule 3.20 sets forth a list and aging of all accounts and notes receivable of Target, as of the Most Recent Fiscal Month End.

         3.21 Powers of Attorney. Except as set forth on Schedule 3.21, there are no outstanding powers of attorney executed on behalf of Target.

         3.22 Insurance.

         (a) Schedule 3.22 sets forth a list and description of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage, which description includes (i) the identity of the insurer and any insurance agent for such policy, (ii) the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; and (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount of coverage. Schedule 3.22 also describes any self-insurance arrangements affecting Target.

         (b) With respect to each such insurance policy: (i) the policy is in full force and effect; (ii) neither Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) to the Knowledge of Seller and Target, no party to the policy has repudiated any provision thereof.

         3.23 Litigation. Schedule 3.23 sets forth each instance in which Target (i) is subject to any outstanding Governmental Order or (ii) is a party to or, to the Knowledge of Seller and Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Entity or before any arbitrator. Except as disclosed on
Schedule 3.23, all of the actions, suits, proceedings, hearings, and investigations have arisen in the Ordinary Course of Business and none of the actions, suits, proceedings, hearings, and investigations set forth in Schedule
3.23 would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the assets, business, financial condition, operations or results of operations of Target, or the future operation of the business of Target if conducted in the same manner as presently conducted. Except as disclosed on Schedule 3.16(b), neither Seller nor Target has any Knowledge of any Basis for any specific action, suit, proceeding, hearing, or investigation which may be brought or threatened against Target and which would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the assets, business, financial condition, operations or results of operations of Target, or the future operation of the business of Target if conducted in the same manner as presently conducted.

         3.24 Employees.

         (a) Schedule 3.24(a)(i) sets forth the name, position and current annual compensation of all current employees of Target, together with the date and amount of the last compensation increase for each such person. Except as set forth on Schedule 3.24(a)(i), all employees of Target are employees at will. Except as set forth on Schedule 3.24(a)(ii), no executive, key employee, or group of employees has given notice of intent to terminate employment with Target, and to the Knowledge of Seller and Target, no executive, key employee, or group of employees has any plans to terminate employment with Target.
Schedule 3.24(a)(iii) lists those employees who are absent from work on short or long-term disability leave or leave under the Family and Medical Leave Act of 1993 or has notified the Company of his or her intent to take such leave. There have been no actual or threatened labor disputes or work stoppages within the last three years, and, to the Knowledge of Seller and Target, none are expected. None of Target's employees are represented by a union and, to the Knowledge of Seller and Target, no union organizing activities have taken or are taking place.

         (b) Schedule 3.24(b) sets forth the worker's compensation losses for Target since January 23, 2004. Target has previously delivered to Buyer all reports and filings made by Target pursuant to the Occupational Safety and Health Act and similar state and local Laws, regulations and orders since January 23, 2004.

         (c) Target is not a party to or bound by any collective bargaining agreement, nor has Target experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Target has not committed any unfair labor practice.

         3.25 Employee Benefits.

         (a) Schedule 3.25(a) lists each Employee Benefit Plan that Target maintains, to which Target contributes or has any obligation to contribute, or in which any employee of Target participates:

                  (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

                  (ii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, Forms 1099R, any required independent audit and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been or will be paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                  (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                  (vi) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

         (b) With respect to each Employee Benefit Plan that any of Target or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of Seller and Target, threatened.

                  (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller and Target, threatened. Neither Seller nor Target has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                  (iii) Target has not incurred, and neither Seller nor Target has any reason to expect that Target will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA ss.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan. No Employee Benefit Plan is subject to Title IV of ERISA. No asset of Seller or Target is subject to a lien under ss.ss. 4064 or 4068 of Title IV of ERISA.

         (c) Target does not contribute to, has never contributed and has never been required to contribute to, and has no Liability with respect to any Mulitemployer Plan. Except as otherwise disclosed in Schedule 3.25(c), no members of the Controlled Group other than Target contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan. With respect to the Multiemployer Plans listed on Schedule 3.25(c), (i) no member of the Controlled Group has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA, (ii) no member of the Controlled Group has any withdrawal liability as defined in ERISA ss.4201 under any Multiemployer Plan,
(iii) no event has occurred that represents a material risk of a partial withdrawal, (iv) no member of the Controlled Group has any contingent Liability under section 4204 of ERISA, (iv) to the Knowledge of Seller or any member of the Controlled Group, no circumstances exist that present a material risk that any such Multiemployer Plan will go into reorganization and no liability under Title IV of ERISA or Section 302 of ERISA has been incurred by Seller or any member of the Controlled Group that has not been satisfied in full within the period permitted by applicable law.

         (d) Target does not maintain or contribute to, has never maintained or contributed to, or ever has been required to, and has never been required to maintain or contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

         (e) Neither Seller nor Target will incur any liability under any Employee Benefit Plan or similar arrangement as a result of the consummation of the transactions contemplated by this Agreement. Any Employee Benefit Plan listed on Schedule 3.25 can be terminated as of the Closing Date without resulting in any liability to Buyer for additional contributions, penalties, premiums, fees, fines, excise taxes or any other Liabilities.

         3.26 Guaranties. Except as set forth on Schedule 3.26, Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         3.27 Environmental, Health, and Safety Matters.

         (a) Target, its Affiliates and, to the Knowledge of Seller and Target, Target's predecessors have complied and are in compliance with all Environmental, Health, and Safety Requirements.

         (b) Without limiting the generality of the foregoing, Target has obtained and complied with, and is in compliance with, all Governmental Approvals that are required pursuant to Environmental, Health, and Safety Requirements for the occupation and operation of the Real Property and the facilities and businesses located on the Real Property. All such Governmental Approvals are listed and described on Schedule 3.27(b).

         (c) Neither Target, its Affiliates nor, to the Knowledge of Seller and Target, Target's predecessors have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Target or its facilities arising under Environmental, Health, and Safety Requirements.

         (d) Except as disclosed on Schedule 3.27(d), none of the following exists at the Real Property or at any property or facility now or previously owned or operated by Target: (i) underground storage tanks; (ii) groundwater or monitoring wells; (iii) asbestos-containing material in any form or condition;
(iv) materials or equipment containing polychlorinated biphenyls; (v) landfills, surface impoundments, or disposal areas; or (vi) mold contamination.

         (e) Target, its Affiliates and, to the Knowledge of Seller and Target, Target's predecessors have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

         (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transactiontriggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

         (g) Neither Target, its Affiliates nor, to the Knowledge of Seller and Target, Target's predecessors have, either expressly or by operation of Law, assumed or undertaken any liability of any other Person relating to Environmental, Health, and Safety Requirements, including without limitation any obligation for corrective or remedial action.

         (h) No facts, events or conditions relating to the past or present facilities, properties or operations of Target, its Affiliates or, to the Knowledge of Seller and Target, Target's predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         3.28 Reward Programs. Schedule 3.28 lists and describes all reward, rebate, bonus, price discount, promotional discount and similar programs (each, a "Reward Program") of Target under which any customer or employee of Target is entitled to receive any consideration or benefit thereunder. Such schedule provides the aggregate current dollar value of the consideration or benefit that each of Target's customers (as a group) or employees (as a group) is entitled to receive under each applicable Reward Program. Target's liabilities with respect to Reward Programs are reflected in and have been accrued for in the Financial Statements in accordance with GAAP. Notwithstanding the foregoing, Buyer understands and agrees that Buyer shall not receive, and shall not be entitled to, any proprietary or confidential information concerning the Reward Programs, including, without limitation, customer or employee names or the current dollar value of the consideration or benefit each individual customer or employee is entitled to receive under each Reward Program, until the Closing shall have occurred.

         3.29 Suppliers. Schedule 3.29 accurately lists the 20 largest suppliers (measured by dollar volume and by year) to Target from whom purchases have been made at any time during 2002, 2003 and year-to-date 2004, together with aggregate purchases by supplier during such periods (which information shall be segregated by year). To the Knowledge of Target, no such supplier has threatened to cease or materially alter their business with Target after the Closing.

         3.30 Certain Business Relationships. Except as described on Schedule
3.30 and except for those assets and services which will be covered by the Transition Services Agreement, neither Seller nor its Affiliates have been involved in any business arrangement or relationship with Target within the past 12 months, and neither Seller nor its Affiliates owns any asset, tangible or intangible, which is used in the business of Target. Neither Seller nor any director or employee of Target has any direct or indirect interest in any competitor, supplier, customer, lessee or lessor, or in any other person with whom Target maintains a material business relationship.

         3.31 Sufficiency of Assets. Except for (i) the items set forth in
Schedule 3.31, (ii) the Seller Master Agreements and (iii) those assets and services which are covered by the Transition Services Agreement and the License Agreement, and subject to Target's continued compliance with Gaming Laws, Target currently owns, licenses or leases from Persons that are not Affiliates of Seller all assets and properties necessary and sufficient for the operation of Target and its businesses as presently conducted.

         3.32 Disclosure.

         (a) The representations and warranties contained in this Section 3 do not (i) contain any untrue statement of a fact which makes the statements or information contained in this Section 3 misleading or (ii) omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

         (b) Buyer acknowledges that Seller has not provided Buyer with certain documents or information relating to Target or the assets or businesses of Target, consisting of any documents or information which are (i) prohibited from being disclosed to Buyer due to confidentiality obligations of Seller or Target or (ii) covered by attorney-client or other applicable privilege. Notwithstanding the foregoing, Seller and Target jointly represent and warrant that no such documents or information, if disclosed to Buyer, would set forth any facts or circumstances which would (1) cause the statements set forth in
Section 3.32(a) to be untrue or misleading, (2) reasonably be expected to have a material adverse effect on the assets, business, financial condition, operations or results of operations of Target, or the future operation of the business of Target if conducted in the same manner as presently conducted, (3) disclose a contract or agreement containing any material indemnification obligation of Target, (4) disclose a contract or agreement that was entered into outside the Ordinary Course of Business of Target, or (5) disclose a contract or agreement, or a group of related agreements, the performance of which involves consideration in excess of $25,000, or is otherwise material to the business and operations of Target, and which cannot be terminated at the option of Target on notice of sixty (60) days or less.

                  4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in Annex II attached hereto.

         4.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Nevada.

         4.2 Authorization of Transaction. Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity). Except as set forth on Schedules 3.8 and 4.2, and except for (i) Governmental Approvals relating to compliance with Gaming Laws, Gaming Licenses or Liquor Licenses,
(ii) Governmental Approvals relating to compliance with state securities Laws and (iii) Governmental Approvals as may be required under any Environmental, Health and Safety Requirements pertaining to any notification, disclosure or required approval triggered by the Closing or the transactions contemplated by this Agreement, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         4.3 Noncontravention. Except as set forth on Schedule 4.3 and except in connection with Gaming Laws, Gaming Licenses or Liquor Licenses, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any Governmental Order of any Governmental Entity to which Buyer is subject. Except as set forth on Schedule 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of Buyer's charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

         4.4 Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         4.5 Financing. Buyer has obtained that certain Senior Financing Commitment Letter, dated October 19, 2004, from Fortress Credit Corp. (the "Commitment Letter"), which together with equity funds of Barrick Gaming Corp. provides for the financing necessary to consummate the acquisition of the Target Shares and to pay Buyer's portion of associated costs and expenses in connection therewith. As of the date of this Agreement and as of the Closing Date, the Commitment Letter together with its exhibits accurately sets forth the material terms of the financing from Fortress Credit Corp. as contemplated. The Commitment Letter has not been amended, modified, withdrawn, terminated or replaced, except that it may be amended or replaced in a manner which (a) does not adversely affect in a material manner the ability of Buyer to consummate the acquisition of the Target Shares or (b) is not reasonably likely to cause a material delay in the consummation of the acquisition of the Target Shares. Buyer has delivered true, accurate and complete copies of the Commitment Letter (and any amendment or replacement thereof, if any) to Seller.

         4.6 Licensing. Buyer has no reason to expect that all Governmental Approvals, including, without limitation, the Gaming Licenses and Liquor Licenses, reasonably necessary for it to own and operate the gaming and liquor operations of Target immediately after Closing will not be obtained.

         4.7 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against Buyer or any property or asset of Buyer, pending, or as to which Buyer has received notice of assertion, or to the Knowledge of Buyer, threatened against, Buyer or any property or asset of Buyer, before any Governmental Entity or arbitration body, the adverse determination of which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer's ability to consummate the acquisition of the Target Shares, and there is no Governmental Order entered by or with any Governmental Entity or arbitration award outstanding against Buyer or any property or asset of Buyer which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer's ability to consummate the acquisition of the Target Shares and the transactions contemplated by this Agreement.

         4.8 Investment Intent. Buyer understands that the Target Shares may not be sold, transferred or otherwise disposed of, without registration under the Securities Act or a valid exemption from registration under the Securities Act and that in the absence of an effective registration statement covering the Target Shares or a valid exemption from registration under the Securities Act, the Target Shares must be held indefinitely. Buyer is acquiring the Target Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

                           5. PRE-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         5.1 General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, and to cooperate, in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7).

         5.2 Notices and Consents. Target will give any notices to third parties, and will use commercially reasonable efforts to obtain any third party consents that Buyer may request in connection with the Closing. Each of the Parties will (and Seller will cause Target to) give any notices to, make any filings with the appropriate Governmental Entities, and use commercially reasonable efforts to obtain any Governmental Approvals in connection with the Closing.

         5.3 Operation of Business. Except with the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, Target will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except with the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, Target will not declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or to otherwise engage in any practice, take any action, or enter into any transaction, of the sort described in Section 3.10, or to agree or obligate itself with respect thereto.

         5.4 Preservation of Business. Target will keep its business and properties substantially intact, consistent with past practice (so long as such practice is commercially reasonable), including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         5.5 Full Access. Target will, subject to all applicable Laws, including without limitation the Gaming Laws, and subject to the provisions of
Section 3.28, permit representatives of Buyer to have access at all reasonable times and upon prior notice, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Target.

         5.6 Confidential Agreements. Seller and Target will use commercially reasonable efforts to obtain such consents as may be reasonably necessary to disclose to Buyer any contract or agreement not previously disclosed to Buyer due to the confidentiality obligations of Seller and Target (as described in Section 3.32(b)).

         5.7 Notice of Developments. Target and/or Seller, as applicable, will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 3. Buyer will give Seller prompt written notice of any material adverse development causing a breach of any of the representations and warranties in Section 4. No disclosure by any Party pursuant to this Section 5.7, however, shall be deemed in and of itself to amend or supplement any Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         5.8 Exclusivity. Neither Seller, Target nor any of their Affiliates, directors, officers or employees will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote the Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         5.9 Confidentiality. Prior to Closing, the Parties agree to be bound by the obligations set forth in that certain Confidentiality Agreement dated September 8, 2004, by and between Target and Barrick Gaming Corp. (an Affiliate of Buyer), and on the Signing Date Buyer will execute and deliver a joinder to such Confidentiality Agreement. At Closing, the Parties agree that such Confidentiality Agreement shall automatically terminate and be of no further force and effect.

         5.10 Bullhead, Arizona Facility. Target will take all action necessary or desirable to transfer the assets, Liabilities and obligations of Target relating to the Nevada Club Inn in Bullhead City, Arizona (the "Bullhead Facility") out of Target.

         5.11 Amendments, Releases and Terminations. Seller and Target will take all action necessary or desirable to amend, release or terminate the obligations of Target under any of the following contracts, agreements or arrangements of Seller and/or Target, such that after the Closing, Target will have no further obligation thereunder and will be released from any liability or obligation thereunder that arose prior to Closing (whether or not asserted or accrued prior to Closing): (a) all Seller Master Agreements; (b) all contracts, agreements or arrangements reflecting liabilities or obligations relating to the Bullhead Facility; (c) any contracts, agreements or arrangements between Target and any of Seller or its Affiliates; (d) any contracts, agreements or arrangements whereby Target guarantees any liability or obligation of Seller or its Affiliates, or subjects Target's assets to Security Interests for the benefit of Seller or its Affiliates; (e) any other contracts, agreements or arrangements set forth on Schedule 5.11 or identified as such in writing by Buyer prior to Closing; and (f) any powers of attorney granted by Target in connection with any of the foregoing.

         5.12 Seller Master Agreements and Other Shared Agreements. To the extent that Buyer reasonably believes that Target will need to continue to access or utilize the goods, services or benefits provided by or represented by any particular Seller Master Agreement or other agreement which is shared between Target and any other Affiliate of Seller after Closing, the Parties will use commercially reasonable efforts to work together prior to Closing to develop and implement a plan, method or arrangement by which Buyer may obtain such goods, services or benefits, or substantially similar goods, services or benefits after Closing. Such plan, method or arrangement may include, without limitation, (i) making such goods, services or benefits part of and subject to the Transition Service Agreement, (ii) contacting the other parties to such Seller Master Agreement or shared agreement such that Buyer may (1) enter into a contract or agreement directly with such party, (2) continue to utilize the Seller Master Agreement or shared agreement for some limited time period after Closing, upon terms and conditions mutually acceptable to the Parties and the other parties thereto, or (3) split the contract so each of Target GNL Stock Purchase Agreement 27 and Seller or its Affiliates are party to a separate, independent contract or agreement, or (iii) Buyer seeking to replace such goods, services or benefits with a new contract, agreement or arrangement.

         5.13 Disclosure Schedule Updates.

         (a) Prior to Closing, Seller and Target shall deliver to Buyer any updates to the Disclosure Schedules of Seller and Target as may be necessary to make the representations and warranties of Seller and Target hereunder true and correct as of the Closing Date. Notwithstanding anything herein to the contrary, no such updates or disclosures shall cure any breaches of representations and warranties by Seller that may have existed as of the Signing Date; provided, however, that any such breach may be waived in writing by Buyer, in its sole discretion.

         (b) Prior to Closing, Buyer shall deliver to Seller and Target any updates to the Disclosure Schedules of Buyer as may be necessary to make the representations and warranties of Buyer hereunder true and correct as of the Closing Date. Notwithstanding anything herein to the contrary, no such updates or disclosures shall cure any breaches of representations and warranties by Buyer that may have existed as of the Signing Date; provided, however, that any such breach may be waived in writing by Seller and Target, in their sole discretion.

         5.14 License Agreement, Transition Services Agreement and Employee/Benefits Transition.

         (a) The Parties hereby covenant and agree to prepare, negotiate in good faith, and finalize (i) the License Agreement, (ii) the form of the Transition Services Agreement and (iii) certain terms, conditions, covenants and agreements relating to Buyer's contact with Target's employees prior to Closing and the coordination and transition of such employees from the pre-Closing Employee Benefit Plans of Seller and Target to the post-Closing Employee Benefit Plans of Buyer and its Affiliates, and attach or identify such agreements, forms, terms, conditions and covenants hereto within thirty (30) days of the Signing Date. The Parties agree that the services provided under the Transition Services Agreement may not be finalized until Closing, and that the form of the Transition Services Agreement may to be attached hereto may have blank schedules or other methods for later defining such services.

         (b) Seller and Target acknowledge and agree that the License Agreement will at minimum provide sufficient rights to Target in the Excluded IP to allow Target's continued use of the Excluded IP in the Ordinary Course of Business, in at least the same manner as presently conducted, for a period of two (2) years from the Closing Date.

         5.15 Governmental Approvals.

         (a) The Parties shall cooperate with each other and use their commercially reasonable efforts to (and, with respect to the Gaming Laws, and antitrust Laws, if applicable, shall use their commercially reasonable efforts to cause their respective directors and officers to) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Governmental Approvals, and to comply (and, with respect to the Gaming Laws, to cause their respective directors and officers to comply) with the terms and conditions of all such Governmental Approvals. Buyer and its respective directors and officers shall use their commercially reasonable efforts to file within sixty (60) days after the date of this Agreement all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable Gaming Laws) and shall act reasonably and promptly thereafter in responding to additional requests and comments in connection therewith. The Parties acknowledge that this Agreement and the transactions contemplated hereby are subject to the review and approval of the applicable Gaming Authorities. Each of the Parties has the right to consult with the other on, in each case subject to applicable Laws relating to the exchange of information (including antitrust Laws and Gaming Laws), all the information relating to the other Person and any of its Affiliates that appears in any filing made with any third Person or Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Seller and Buyer (the "Notifying Party") shall notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and shall supply the other with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to questions regarding this Agreement; provided, however, that none of the Seller or Target, on the one hand, and Buyer, on the other hand, shall be required to supply the other with copies of communications relating to the personal applications of individual applicants or proprietary information.

         (b) Each of Seller, Target and Buyer shall promptly notify the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Person to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such consent or approval will be materially delayed.

         (c) Each of Seller and Target on the one hand, and Buyer, on the other hand, shall use their/its respective commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to (i) defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (ii) prevent the entry by any Governmental Entity of any Governmental Order challenging this Agreement or the consummation of the transactions contemplated by this Agreement, appealing as promptly as possible any such Governmental Order and having any such Governmental Order vacated or reversed.

         5.16 Publicity. Seller, Target and Buyer shall use all commercially reasonable efforts to agree on the form and content of any press releases regarding the transactions contemplated by this Agreement and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use all commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue directly or indirectly any such press release or make directly or indirectly any such public statement prior to such consultation and prior to considering in good faith any such comments, except (i) as may be required by applicable Law or (ii) in connection with (A) Seller complying with its obligations under the Securities Exchange Act, (B) Buyer pursuing its financing arrangements or (C) the Parties complying with their respective obligations under this Agreement.

                           6. POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the Closing.

         6.1 General. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target.

         6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and information as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9).

         6.3 Insurance Matters; D&O Indemnities.

         (a) Upon any termination by Seller or its Affiliates of any pre-Closing insurance coverage relating to Target under the general corporate or other insurance policies of Seller after Closing, (i) no such termination of any "occurrence" policy in force as of the Closing Date shall be effected so as to prevent Target from retaining coverage under such policies for losses from events occurring prior to the Closing Date; and (ii) no such termination of any "claims-made" policy in force as of the Closing Date shall be effected so as to prevent Target from retaining coverage under such policies for losses from events occurring prior to the Closing Date to the extent the insurance company or third party claims administrator shall have received written notice of claims per the terms and conditions of said policy.

         (b) Seller shall be solely responsible after the Closing Date for any and all Liabilities related to any insurance claims of or relating to Target filed prior to the Closing Date, including deductibles, self-insured retentions, claims adjusting expenses, loss conversion factor expenses, retroactive premium adjustments, collateral requirements and associated costs, legal expenses, audits and any other costs that become due and payable under the terms of the applicable policy in connection with any such claims. Seller shall also be solely responsible for the administration of such claims. Target shall be solely responsible for any and all insurance coverages and risk of loss with respect to Target and its assets, business and operations for events occurring on or after the Closing Date.

         (c) To the fullest extent not prohibited by applicable Law, from and after the Closing Date, all rights to indemnification now existing in favor of the employees, directors or officers of Target with respect to their activities as such prior to or on the Closing Date, as provided in its articles of incorporation, bylaws, other organizational documents or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing Date, provided that, in the event any claim or claims are asserted or made within such six year period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims. Target shall be solely responsible for any and all indemnification claims or rights for the employees, directors or officers of Target with respect to their activities as such on and after the Closing Date.

         (d) For a period of six years after the Closing Date, Seller shall maintain, at its expense, directors' and officers' liability insurance policies which provide coverage in scope and amount equivalent to those maintained by any Person on behalf of Target prior to the Closing Date for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage, for the purpose of insuring the obligations of Seller with respect to periods prior to the Closing Date as described in Section 6.3(c).

         (e) The provisions of Sections 6.3(c) and 6.3(d) are intended to be for the benefit of, and shall be enforceable by, the employees, directors or officers of Target and their respective heirs, executors or administrators and other representatives.

         6.4 Transition. Except with respect to the contracts, agreements and arrangements described in Section 5.11, Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. Seller will refer all customer inquiries relating to the Target or the assets or businesses of Target to Buyer from and after the Closing.

         6.5 Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, the Transition Services Agreement and the License Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         6.6 Covenant Not to Compete. For a period of two (2) years from and after the Closing Date, Seller will not engage directly or indirectly in any business that any of Target conducts as of the Closing Date in or around Laughlin, Nevada (except for the continued operation of the Bullhead Facility in the Ordinary Course of Business); provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         6.7 Nonsolicitation.

         (a) For a period of two (2) years from and after the Closing Date, Seller and its Affiliates will not directly solicit, influence or attempt to solicit or influence any employee, consultant, advisor or independent contractor of Target or its Affiliates to terminate their employment or relationship with Target or its Affiliates; provided, however, that Seller and its Affiliates may (i) conduct general searches for employees, consultants, advisors or independent contractors by use of general advertisements or media that are not directly targeted at the employees, consultants, advisors or independent contractors of Target or its Affiliates or which are not otherwise intended to circumvent the foregoing provision and (ii) continue to utilize or solicit any consultant, advisor or independent contractor who provided services to Seller prior to the Signing Date in connection with the businesses and Affiliates of Seller other than Target and its businesses.

         (b) For a period of two (2) years from and after the Closing Date, Seller and its Affiliates will not engage in the direct or targeted solicitation of any customers of Target and its Affiliates whom are identified on the books, records, customer lists and databases of Seller, Target and their Affiliates as being unique customers of Target as of the Closing; provided, however, that Seller and its Affiliates may conduct general advertising or other general methods of soliciting customers that do not directly target such unique customers of Target or its Affiliates or which are not otherwise intended to circumvent the foregoing provision.

                     7. CONDITIONS TO OBLIGATION TO CLOSE

         7.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) there shall have been no material adverse change in the assets, business, financial condition, operations or results of operations of Target, and there has been no event, fact or circumstance which would reasonably be expected to have a material adverse effect on the future operation of the business of Target if conducted in the same manner as presently conducted, whether insured or not;

         (b) the representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date;

         (c) Seller and Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (d) Seller and Target shall have obtained all of the third party consents specified in Sections and Schedules 3.2, 3.3 and 3.8, and shall have delivered the same to Buyer;

         (e) Seller and Target shall have obtained all of the amendments, releases and terminations described in Section 5.11, and shall have delivered the same to Buyer;

         (f) Seller and Target shall have completed the transfer of the assets, liabilities and obligations of Target relating to the Bullhead Facility as contemplated herein;

         (g) no action, suit, or proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable Governmental Order would restrain, prohibit or prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and

         (h) Buyer shall have received all Governmental Approvals under applicable Law (including without limitation the Gaming Laws) as are required to consummate the transactions contemplate herein, all such approvals shall be and remain in full force and effect, any applicable statutory waiting periods shall have expired and no such authorization, consent or approval shall contain any condition, limitation or restriction.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

         7.2 Conditions to Obligation of Seller. The obligation of Seller and Target to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date;

         (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (c) no action, suit, or proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable Governmental Order would restrain, prohibit or prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and

         (d) Buyer shall have received all Governmental Approvals under applicable Law (including without limitation the Gaming Laws) as are required to consummate the transactions contemplate herein, all such approvals shall be and remain in full force and effect, any applicable statutory waiting periods shall have expired and no such authorization, consent or approval shall contain any condition, limitation or restriction.

         Seller and Target, as applicable, may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

                                  8. CLOSING

         8.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Schreck Brignone in Las Vegas, Nevada, commencing at 9:00 a.m. local time on the second (2nd) business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date and/or in such other manner as Buyer and Seller may mutually determine (the "Closing Date").

         8.2 Actions Taken at Closing. All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be in form and substance reasonably satisfactory to Buyer. All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be in form and substance reasonably satisfactory to Seller.

         8.3 Deliveries at the Closing. At the Closing:

         (a) Seller will deliver to Buyer the following items:

                  (i) Stock certificates representing all of the issued and outstanding Target Shares accompanied by duly executed assignment documents,

                  (ii) A certificate to the effect that each of the conditions specified in Sections 7.1(a) through 7.1(f) are satisfied in all respects;

                  (iii) The License Agreement, executed by Seller;

                  (iv) The Transition Services Agreement, executed by Seller;

                  (v) An opinion from counsel to Seller and Target, in form and substance reasonably satisfactory to Buyer and its counsel, addressed to Buyer and dated as of the Closing Date;

                  (vi) The resignations, effective as of the Closing, of each director and officer of Target;

                  (vii) A closing statement setting forth the calculation and disbursement of the Estimated Purchase Price, executed by Seller;

                  (viii) An officer's certificate of each of Seller and Target, certifying as to true, correct and complete copies of the organizational documents of Seller and Target, attaching good standing certificates and approval resolutions of each of Seller and Target, and including an incumbency and signature certification for each officer of Seller and Target executing and delivering this Agreement or the other documents, instruments and agreements contemplated herein; and

                  (ix) Such other documents, instruments and agreements as may be reasonably requested by Buyer and its counsel.

         (b) Buyer will deliver to Seller the following items:

                  (i) The Estimated Purchase Price, by wire transfer of immediately available funds to an account designated by Seller in writing;

                  (ii) A certificate to the effect that each of the conditions specified in Sections 7.2(a) and 7.2(b) are satisfied in all respects;

                  (iii) The License Agreement, executed by Buyer;

                  (iv) The Transition Services Agreement, executed by Buyer;

                  (v) An opinion from counsel to Buyer in form and substance reasonably satisfactory to Seller, Target and their counsel, addressed to Seller and dated as of the Closing Date;

                  (vi) A closing statement setting forth the calculation and disbursement of the Estimated Purchase Price, executed by Buyer;

                  (vii) An officer's certificate of Buyer, certifying as to true, correct and complete copies of the organizational documents of Buyer, attaching a good standing certificate and approval resolutions of Buyer, and including an incumbency and signature certification for each officer of Buyer executing and delivering this Agreement or the other documents, instruments and agreements contemplated herein; and

                  (viii) Such other documents, instruments and agreements as may be reasonably requested by Seller and its counsel.

                   9. REMEDIES FOR BREACHES OF THIS AGREEMENT

         9.1 Survival of Representations and Warranties. All of the representations and warranties of contained in this Agreement shall survive the Closing hereunder (regardless of any investigation or knowledge of the Parties hereunder) and continue in full force and effect for a period of eighteen (18) months thereafter; provided that (i) the representations and warranties contained in Sections 3.13 and 3.27 shall survive for the respective statute of limitations applicable to the matters described therein and (ii) the representations and warranties contained in Sections 3.6, 3.7 and 3.14 shall survive forever.

         9.2 Waiver of Claims Against Target. From and after the Closing, each of Seller and its Affiliates waives any claim or right to indemnification, contribution, reimbursement or set-off or other rights to recovery against Target with respect to the representations, warranties, covenants and agreements of Target set forth in this Agreement and any document, instrument or agreement delivered in connection herewith.

         9.3 Indemnification Provisions for Benefit of Buyer. Regardless of any pre-Closing investigation, examination or Knowledge of Buyer or its Affiliates, from and after the Closing Seller agrees to reimburse, hold harmless and indemnify Buyer, Target and their Affiliates from and against any Adverse Consequences suffered by Buyer, Target or their Affiliates and directly or indirectly resulting from, arising out of, relating to, in the nature of, or caused by in connection with any of the following:

         (a) Any inaccuracy in or breach of any representation and warranty of Seller and Target hereunder, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 12.6 within the applicable survival period set forth in Section 9.1;

         (b) Any or any failure to perform or comply with any covenant, obligation or other provision of the Agreement of or applicable to Seller or Target;

         (c) Any of the contracts, agreements or arrangements which are the subject of the amendments, releases and terminations described in Section 5.11;

         (d) Any Liability of Target under the Stock Purchase Agreement by and among Seller, Target, Mirage Resorts, Incorporated and certain other related parties, dated as of June 24, 2003;

         (e) Any matter arising out of or relating to Seller's or Target's ownership and operation of the Bullhead Facility; and

         (f) Any matter arising out of or relating to Seller's or Target's use of the Intellectual Property represented by the matters disclosed on Schedule 3.16(b) prior to the Closing Date.

         9.4 Indemnification Provisions for Benefit of Seller. Subject to the provisions of Section 11.2(b) and regardless of any pre-Closing investigation, examination or Knowledge of Seller or its Affiliates, from and after the Closing Buyer agrees to reimburse, hold harmless and indemnify Seller and its Affiliates from and against any Adverse Consequences suffered by Seller or its Affiliates and directly or indirectly resulting from, arising out of, relating to, in the nature of, or caused by in connection with any of the following:

         (a) Any inaccuracy in or breach of any representation and warranty of Buyer hereunder, provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 12.6 within the applicable survival period set forth in Section 9.1;

         (b) Any or any failure to perform or comply with any covenant, obligation or other provision of the Agreement of or applicable to Buyer; and

         (c) Any matter arising out of or relating to Buyer's or Target's use of the Intellectual Property represented by the matters disclosed on Schedule 3.16(b) on or after to the Closing Date.

         9.5 Limits on Indemnification. The indemnification provided for in Sections 9.3 and 9.4 shall be subject to the following limitations:

         (a) Except as otherwise provided below, Seller shall not be obligated or liable for indemnification pursuant to Section 9.3(a) hereof unless and until the aggregate amount of all Adverse Consequences suffered by Buyer, Target and their Affiliates thereunder exceeds Two Hundred Fifty Thousand Dollars ($250,000), whereupon Buyer, Target and their Affiliates shall be entitled to indemnification under Section 9.3(a) for all Adverse Consequences suffered in excess of such amount.

         (b) Except as otherwise provided below, Seller shall not be obligated or liable for indemnification pursuant to Section 9.3(a) in excess of Five Million Dollars ($5,000,000).

         (c) Except as otherwise provided below, Buyer shall not be obligated or liable for indemnification pursuant to Section 9.4(a) hereof unless and until the aggregate amount of all Adverse Consequences suffered by Seller and its Affiliates thereunder exceeds Two Hundred Fifty Thousand Dollars ($250,000), whereupon Seller and its Affiliates shall be entitled to indemnification under Section 9.3(a) for all Adverse Consequences suffered in excess of such amount.

         (d) Except as otherwise provided below, Buyer shall not be obligated or liable for indemnification pursuant to Section 9.3(a) in excess of Five Million Dollars ($5,000,000).

         (e) Notwithstanding the foregoing, the limitations of this Section shall not apply to (i) the representations and warranties of Seller and Target contained in Sections 3.4, 3.6, 3.7, 3.11, 3.14, 3.25, 3.27 and 3.31 or (ii)
any breach constituting fraud or a knowing or intentional breach or misrepresentation.

         9.6 Matters Involving Third Parties.

         (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen
(15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.6(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

         (d) In the event any of the conditions in Section 9.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

                                10. TAX MATTERS

         10.1 Transfer Taxes. The parties agree that all sales and transfer Taxes and fees, if any, incurred in connection with this Agreement and the transactions contemplated hereby will be borne equally by Buyer, on the one hand, and by Seller, on the other hand.

         10.2 Cooperation.

         (a) Seller, on the one hand, and Buyer, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating solely to the business and operations of Target used in connection with the preparation of any Tax Returns and shall make available such knowledgeable employees of Buyer, Seller, Target or their respective Affiliates as any party may reasonably request for the preparation of any return for Taxes, claim for refund or audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or the calculations of any Taxes. For a period of seven years from and after Closing Date, Buyer shall maintain and make available to Seller and its representatives, upon the reasonable request of Seller and/or its Affiliates, and Seller and/or its Affiliates shall maintain and make available to Buyer, upon the reasonable request of Buyer, copies of any and all information, books and records referred to in this Section. After such seven-year period, Buyer and Seller may dispose of such information, books and records provided that, prior to such disposition, Buyer shall give Seller and/or its Affiliates the opportunity to take possession of, and Seller shall give Buyer the opportunity to take possession of, such information, books and records.

         (b) Buyer and Seller further agree, upon request prior to Closing or for a period of two (2) years thereafter, to use commercially efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any of them with respect to the Target or the transactions contemplated hereby.

         (c) Buyer and Seller further agree, upon request prior to Closing or for a period of two (2) years thereafter, to provide the other party with all information that either party may be required to report pursuant to ss.6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         10.3 Wage Reporting. Seller and Buyer agree to utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

                                11. TERMINATION

         11.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

         (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (b) Provided that Buyer is not then in breach hereunder, Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) in the event Seller or Target has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach (provided, however, that if such breach can be cured, but not within such fifteen (15) day period, then such fifteen (15) day period will be extended for a reasonable time not longer than May 8, 2004, provided that Seller and/or Target promptly commence and diligently pursue such cure); (ii) in the event the License Agreement and/or the form of the Transition Services Agreement have not been finalized by the Parties and attached hereto within thirty (30) days of the Signing Date, as a result of Seller's failure to negotiate the same in good faith; or (iii) if the Closing shall not have occurred on or before May 8, 2005, by reason of the failure of any condition precedent under Section 7.1 hereof;

         (c) Provided that both Seller and Target are not then in breach hereunder, Seller and Target may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event the License Agreement and/or the form of the Transition Services Agreement have not been finalized by the Parties and attached hereto within thirty (30) days of the Signing Date, as a result of Buyer's failure to negotiate the same in good faith;

         (d) Provided that both Seller and Target are not then in breach hereunder, Seller and Target may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing: (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach (provided, however, that if such breach can be cured, but not within such fifteen (15) day period, then such fifteen (15) day period will be extended for a reasonable time not longer than May 8, 2004, provided that Buyer promptly commences and diligently pursues such cure); or (ii) if the Closing shall not have occurred on or before May 8, 2005, by reason of the failure of any condition precedent under Section 7.2 hereof;

         (e) Seller and Target may terminate this Agreement by giving written notice to Buyer prior to the Closing in the event that Buyer fails to close the transactions contemplated by this Agreement in accordance with the terms hereof, through no fault of Seller or Target; and

         (f) This Agreement shall automatically terminate if the Closing has not occurred by May 8, 2005.

         11.2 Effect of Termination.

         (a) If any Party terminates this Agreement pursuant to Section 11.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach, as may result from such breach, and except as expressly set forth in Section 11.2(b)).

         (b) If (i) Buyer terminates this Agreement under Section 11.1(b) because of a failure to satisfy or waive the Buyer's condition to Closing set forth in Section 7.1(h), (ii) Seller elects to unilaterally terminate this Agreement under Sections 11.1(d) or 11.1(e), or (iii) if this Agreement automatically terminates under Section 11.1(f) and both Seller and Target are not then in breach hereunder, then in each instance the Deposit shall be paid to Seller and any remaining portion of the Escrow Fund shall be returned to Buyer. Such payment of the Deposit to Seller shall constitute liquidated damages for any breach by Buyer of this Agreement, shall be Seller's and its Affiliates' sole remedy for any such breach; upon such payment of the Deposit to Seller, Buyer and its Affiliates shall be fully released from any further liability, duty or obligation to Seller and its Affiliates.

         (c) Other than as expressly set forth in Section 11.2(b), upon any termination of this Agreement the Escrow Fund shall be returned to Buyer.

         (d) The provisions of Sections 5.9, 11.2, 12.1, 12.7, 12.10 and 12.13
shall survive the termination of this Agreement.

                               12. MISCELLANEOUS

         12.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         12.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         12.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller (such approval not to be unreasonably withheld or delayed); provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signature pages exchanged by facsimile, electronic mail or other electronic communication shall be fully binding.

         12.5 Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.6 Notices. Any and all notices required under this Agreement shall be in writing and shall be (i) delivered personally, (ii) mailed, postage prepaid, certified mail, return receipt requested, (iii) delivered via a nationally recognized overnight courier service, or (iv) delivered via facsimile transmission with regular mail to follow, addressed as follows:

If to Seller and Target:     Poster Financial Group, Inc.
                             129 E. Fremont Street
                             Las Vegas, Nevada 89101
                             Attn: Joanne Beckett, Esq.

With a Copy to:              Schreck Brignone
                             300 S. Fourth Street, Suite 1200
                             Las Vegas, Nevada 89101
                             Attn: Elizabeth Savage Nelson, Esq.

If to Buyer:                 Barrick-GNL, LLC
                             c/o Barrick Gaming Corp.
                             Plaza Executive Offices
                             One Main Street
                             Las Vegas, Nevada 89101
                             Attn: Phil Flaherty

With a Copy to:              Armstrong Teasdale LLP
                             One Metropolitan Square, Suite 2600
                             St. Louis, Missouri 63102
                             Attn: David W. Braswell

         All notices personally delivered shall be deemed given as of the date of personal delivery. All notices mailed shall be deemed delivered as of two business days after the date postmarked. All notices delivered via overnight courier service shall be deemed delivered as of one business day after the date deposited with such service. All notices sent via facsimile shall be deemed delivered as of one business day after the date sent. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 12.6.

         12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

         12.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Seller and Target. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         12.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         12.10 Expenses. Each of the Parties and Target will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller agrees that Target has borne or will bear Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         12.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         12.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         12.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Clark County, Nevada in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.6 Nothing in this Section 12.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

                [the remainder of this page intentionally blank]

         IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.


         BUYER:

         BARRICK-GNL, LLC,
         a Nevada limited liability company

         By: /s/ Stephen Crystal
             -------------------------------
         Name:  Stephen Crystal
         Title: President


         SELLER:

         POSTER FINANCIAL GROUP, INC.,
         a Nevada corporation

         By:  /s/ Timothy N. Poster
              --------------------------------
         Name:   Timothy N. Poster
         Title:  Chairman of Board & CEO


         TARGET:

         GNL, CORP.,
         a Nevada corporation

         By:  /s/ Timothy N. Poster
              --------------------------------
         Name:   Timothy N. Poster
         Title:  Chairman of Board & CEO

                                   EXHIBIT A

         "Accountants" means any nationally recognized CPA firm that does not have a business relationship with either Buyer, Seller or any of their respective Affiliates on the Signing Date or at the time such CPA firm is engaged to perform the procedures in Section 2.4.

         "Acquisition" means Seller's acquisition of the Target Shares from Mirage Resorts, Incorporated, pursuant to the Stock Purchase Agreement by and among Seller, Target, Mirage Resorts, Incorporated and certain other related parties, dated as of June 24, 2003.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a).

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Bullhead Facility" has the meaning set forth in Section 5.10.

         "Buyer" has the meaning set forth in the preface above.

         "Closing" has the meaning set forth in Section 8.1.

         "Closing Date" has the meaning set forth in Section 8.1.

         "Closing Date Working Capital" has the meaning set forth in Section 2.4(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B.

         "Commitment Letter" has the meaning set forth in Section 4.5.

         "Confidential Information" means any information concerning the businesses and affairs of Target that is not already generally available to the public.

         "Controlled Group" has the meaning set forth in Code ss.1563.

         "Deferred Intercompany Transaction" has the meaning set forth in Reg. ss.1.1502-13.

         "Deposit" means the $1,000,000 deposit referenced in Section 2.6.

         "Disclosure Schedule" has the meaning set forth in Section 3.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common Law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code ss.414.

         "Escrow Account" means an interest-bearing account into which the Deposit is placed.

         "Escrow Agent" means Chicago Title Insurance Company.

         "Escrow Agreement" has the meaning set forth in Section 2.6.

         "Escrow Fund" means the amount of funds held in the Escrow Account at any given time.

         "Estimated Purchase Price" has the meaning set forth in Section 2.3.

         "Estimated Working Capital" has the meaning set forth in Section
2.3(a).

         "Excess Loss Account" has the meaning set forth in Reg. ss.1.1502-19.

         "Excluded IP" has the meaning set forth in Section 3.16(a).

         "Fiduciary" has the meaning set forth in ERISA ss.3(21).

         "Final Purchase Price" has the meaning set forth in Section 2.2.

         "Financial Statement" has the meaning set forth in Section 3.9.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Gaming Authorities" means, collectively, (i) the Nevada Gaming Commission, (ii) the Nevada State Gaming Control Board, (iii) the Clark County Liquor and Gaming Licensing Board, (iv) the City of Laughlin and (v) any other Governmental Entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Target.

         "Gaming Laws" means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the ownership of Target and the gambling, gaming or casino activities and operations of Target, as amended from time to time.

         "Gaming Licenses" means all licenses, permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, that are necessary for Target to own and operate its gaming facilities and related amenities under applicable Gaming Laws.

         "Governmental Approvals" means any permit, license, certificate, franchise, concession, approval, consent, permission, clearance, filing, notice, right, designation, registration, qualification, authorization or order issued, granted, given or otherwise made available by or under the authority of a Governmental Entity or pursuant to any Law, including without limitation the Gaming Licenses and Liquor Licenses.

         "Governmental Entity" means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasigovernmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local) or (c) person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including the Gaming Authorities.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Entity.

         "Indemnified Party" has the meaning set forth in Section 9.6.

         "Indemnifying Party" has the meaning set forth in Section 9.6.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Interim Financial Statements" has the meaning set forth in Section
3.9.

         "Knowledge" means actual knowledge after reasonable investigation of the executive officers and/or employees charged with responsibility for the particular matter of Seller, Target or Buyer, as the context requires; provided, however, that a duty to undertake an investigation external to Seller, Target or Buyer, as the context requires, shall not be included in the definition of "Knowledge" where excluded by the express terms of this Agreement.

         "Laws" or "Law" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity including, without limitation, all Gaming Laws.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "License Agreement" means the License Agreement governing Target's use of the "Golden Nugget" trademark and related Intellectual Property from and after Closing, which is attached hereto as Exhibit C.

         "Liquor Licenses" means all those certain "off sale", "portable bar" and other alcoholic beverage licenses issued by Governmental Entities to Target pursuant to which the sale of alcoholic beverages is permitted in the restaurants, bars, function rooms, casino floors and guest rooms on the Real Property.

         "Methodology" means the methodology by which the Sample Working Capital was calculated, as further described on Exhibit D hereto.

         "Interim Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Fiscal Month End" has the meaning set forth in Section
3.9.

         "Most Recent Fiscal Year End" has the meaning set forth in Section
3.9.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "Nevada Gaming Authorities" means, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board and any other governmental entity or authority that holds regulatory, licensing or permitting authority over gambling, gaming or casino activities within the State of Nevada.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Process Agent" has the meaning set forth in Section 12.13.

         "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

         "Purchase Price" has the meaning set forth in Section 2.2.

         "QSSS" has the meaning set forth in Section 2.7.

         "Real Property" means the real property described on Schedule 3.15, together with all rights and interests appurtenant thereto.

         "Reportable Event" has the meaning set forth in ERISA ss.4043.

         "Retained Liabilities" means (i) all Liabilities arising from operations (whether presently or formerly conducted) of Seller and its Affiliates, other than from the operations of Target, (ii) any liabilities for which Seller has expressly assumed liability under this Agreement and (iii) any other liability not disclosed to Buyer, the failure to disclose which would, individually or in the aggregate, be reasonably expected to have a material adverse effect on Buyer or the business and operations of Target.

         "Reward Program" has the meaning set forth in Section 3.28.

         "Sample Working Capital" means the sample calculation of Working Capital set forth on Exhibit D, as calculated in accordance with the Methodology.

         "Schedule" is a reference to a particular schedule within the Disclosure Schedules.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller Master Agreement" has the meaning set forth in Section
3.19(b).

         "Signing Date" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Target" has the meaning set forth in the preface above.

         "Target Share" means any share of the Common Stock, no par value per share, of Target.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 9.6.

         "Transition Services Agreement" means the Transition Services Agreement by and among Buyer, Target and Seller, whereby Seller will provide certain corporate, administration and other transition services to Buyer and Target after Closing, attached hereto as Exhibit E.

         "Working Capital" means current assets minus current liabilities, as defined in GAAP and of the nature and type contained in the Target's most recent balance sheet, and as prepared on a basis of accounting consistent with the most recent audited financial statements, but including the amount of any costs for which Buyer is liable to Seller hereunder and which this Agreement sets forth and excluding (i) cash in banks or other financial institutions (but not excluding cash physically located at the Target's premises), (ii) any Retained Liabilities, (iii) any liabilities for income Taxes or receivables for income Tax refunds, including any and all deferred Taxes, (iv) the balances of any intercompany accounts, and (v) any asset value for prepaid insurance premiums under policies not assumed by the Buyer (but including the estimated liabilities under self-insured arrangements).